Exhibit 10(b)(*)

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement) is made by and between Regis Corporation, a Minnesota corporation (the “Corporation”), and [***NAME***] (the “Employee”) as of this 31st day of August, 2012 (the “Effective Date”).

WHEREAS, the Employee has been employed by the Corporation.

WHEREAS, effective as of [***DATE***], the Corporation and the Employee entered into an Employment and Deferred Compensation Agreement, which was subsequently amended and restated effective as of [***NAME***]  (the “Prior Agreement”).

WHEREAS, in connection with the Employee’s employment with the Corporation, the Employee has had and will continue to have access to confidential, proprietary and trade secret information of the Corporation and its affiliates and relating to the business of the Corporation and its affiliates, which confidential, proprietary and trade secret information the Corporation and its affiliates desire to protect from disclosure and unfair competition.

WHEREAS, the Compensation Committee of the Board of Directors has recently completed a review of all of the Corporation’s compensation programs as compared to current market practices, and the changes reflected in this Agreement are part of the comprehensive changes being enacted to ensure the overall competitiveness of the Corporation’s compensation programs.

WHEREAS, the Corporation and the Employee now desire to amend and fully restate the Prior Agreement.

WHEREAS, the Employee specifically acknowledges that executing this Agreement makes the Employee eligible for incentive compensation and severance opportunities that the Employee was not eligible for under the Prior Agreement and for which the Employee would not be eligible if the Employee did not enter into this Agreement with the Corporation.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Employee hereby agree as follows:

1.                                      EMPLOYMENT COMMENCEMENT DATE; PERIOD OF EMPLOYMENT.

(a)                                 Period of Employment.  The Corporation agrees to continue to employ the Employee, and the Employee agrees to continue to serve the Corporation, upon the terms and conditions hereinafter set forth.  The employment of the Employee by the Corporation pursuant to this Agreement shall be for a period beginning on the Effective Date and continuing until the Executive’s employment is terminated as provided in Section 5 herein (the “Employment Period”).

(c)                                  Definitions.  Various terms are defined either where they first appear underlined in this Agreement or in Section 7.

2.                                      DUTIES.  During the Employment Period, the Employee agrees to serve the Corporation faithfully and to the best of the Employee’s ability under the direction of the Chief Executive Officer and the Board of Directors of the Corporation (the “Board”), devoting the Employee’s entire business time, energy and skill to such employment, and to perform from time to time such services and act in such office or capacity as the President and the Board shall request.  The Employee shall follow applicable policies and procedures adopted by the Corporation from time to time, including without limitation policies relating to business ethics, conflicts of interest, non-discrimination, and confidentiality and protection of trade secrets.

3.                                      OFFICE FACILITIES.  During the Employment Period under this Agreement, the Employee shall have the Employee’s office where the Corporation’s principal executive offices are located from time to time, which currently are at 7201 Metro Boulevard, Edina, Minnesota.

4.                                      COMPENSATION, BENEFITS AND EXPENSE REIMBURSEMENTS.  As compensation for the Employee’s services performed as an officer and employee of the Corporation, the Corporation shall pay or provide to the Employee the following compensation, benefits and expense reimbursements during the Employment Period:

(a)                                 Base Salary.  The Corporation shall pay the Employee a base salary (the “Base Salary”), payable monthly, semi-monthly or weekly according to the Corporation’s general practice for its officers.  Such Base Salary may be modified by the Chief Executive Officer or the Compensation Committee of the Board of Directors (or, if the Employee is an “Executive Officer” under regulations of the Securities and Exchange Commission, then only by the Compensation Committee of the Board of Directors) in their sole discretion.  Following any such modification, any then-current Base Salary shall be the “Base Salary” for purposes of this Agreement.

(b)                                 Bonus; Equity Awards.  To the extent the Employee meets the eligibility requirements, the Employee shall be eligible for an annual performance bonus (the “Bonus”) as determined under the provisions of the then-applicable Regis Corporation Short Term Incentive Plan (“Short Term Plan”), as amended from time to time, any successor to such plan, or such other annual incentive compensation program developed for the Corporation’s officers, with performance goals and other terms consistent with other officers of the Corporation.  Any Bonus shall be paid at the same time as bonuses are paid to other officers of the Corporation under the then-applicable Short Term Plan.

If the Employee is selected to receive any equity awards under the Regis Corporation 2004 Long Term Incentive Plan, or any successor plan (the “Long Term Plan”), then, notwithstanding anything to the contrary in such plan, all awards of time-based equity compensation granted to the Employee shall provide for full acceleration of vesting of such awards upon a Change in Control (as defined in the Long Term Plan), and all awards of performance-based equity compensation shall provide for full acceleration of vesting at the target level of performance, prorated for the portion of the performance period prior to such Change in Control, upon such a Change in Control.

(c)                                  Health, Welfare and Retirement Plans; Vacation.  To the extent the Employee meets the eligibility requirements for such arrangements, plans or programs, the Employee shall be entitled to:

(i)                                     participate in such retirement, health (medical, hospital and/or dental) insurance, life insurance, disability insurance, flexible benefits arrangements and accident insurance plans and programs as are maintained in effect from time to time by the Corporation for its headquarters employees;

(ii)                                  participate in other non-duplicative benefit programs which the Corporation may from time to time offer generally to officers of the Corporation; and

(iii)                               take vacations and be entitled to sick leave in accordance with the Corporation’s policy for officers of the Corporation.

For the sake of clarity, the Corporation may modify its health, welfare, retirement and other benefit plans and vacation and sick leave policies from time to time and the Employee’s rights under these plans are subject to change in the event of any such modifications, provided that he will receive the benefits generally provided to other officers of the Corporation.  In addition, the Employee acknowledges that the Employee’s right to deferred compensation under the Prior Agreement has been frozen effective June 30, 2012, subject to the provisions of Appendix A to this Agreement.

(d)                                 Expenses.  During the Employment Period, the Employee shall be reimbursed for reasonable business expenses incurred in connection with the performance of the Employee’s duties hereunder consistent with the Corporation’s policy regarding reimbursement of such expenses, including submission of appropriate receipts.  With respect to any benefits or payments received or owed to the Employee hereunder, the Employee shall cooperate in good faith with the Corporation to structure such benefits or payments in the most tax-efficient manner to the Corporation.

(e)                                  Life Insurance.  [The Employee and the Corporation are parties to an agreement pursuant to which the Corporation agreed to pay ten (10) annual premium payments with respect to one or more life insurance policies insuring the Employee’s life.  Such agreement shall remain in full force and effect in accordance with its terms, provided, however, that Section 5 of such agreement, and the provisions of Section 7 of such agreement relating to reimbursement of income taxes and excise taxes and related tax gross-ups, shall be null and void and shall have no further effect from and after the Effective Date.][The Corporation has previously made one or more annual premium payments with respect to one or more life insurance policies insuring the Employee’s life.  The Corporation agrees to continue making such annual premium payments until a total of ten (10) such payments have been made under each such policy, so long as the Employee remains employed by the Corporation.  However, the Employee acknowledges that the Corporation shall have no further obligation to make any payment with respect to the payment or reimbursement of related income taxes or any tax gross-up payment with respect to such annual premium payments from and after the Effective Date.]

5.                                      TERMINATION OF EMPLOYMENT.  The employment of the Employee by the Corporation pursuant to this Agreement may be terminated by the Corporation or the Employee at any time, as follows:

(a)                                 Death.  In the event of the Employee’s death, such employment shall terminate on the date of death.

(b)                                 Permanent Disability.  In the event of the Employee’s physical or mental disability or health impairment which prevents the effective performance by the Employee of the Employee’s duties hereunder on a full time basis, with such termination to occur (i) with respect to disability, on or after the time which the Employee becomes entitled to disability compensation benefits under the Corporation’s long term disability insurance policy or program as then in effect or (ii) with respect to health impairment, after Employee has been unable to substantially perform the Employee’s services hereunder for six consecutive months.  Any dispute as to the Employee’s physical or mental disability or health impairment shall be settled by the opinion of an impartial physician selected by the parties or their representatives or, in the event of failure to make a joint selection after request therefor by either party to the other, a physician selected by the Corporation, with the fees and expenses of any such physician to be borne by the Corporation.

(c)                                  Cause.  The Corporation, by giving written notice of termination to the Employee, may terminate such employment hereunder for Cause.

(d)                                 Without Cause.  The Corporation may terminate such employment without Cause (which shall be for any reason not covered by preceding Sections 5(a) through (c)), with such termination to be effective upon the date specified by the Corporation in a written notice delivered to the Employee.

(e)                                  By the Employee For Good Reason.  The Employee may terminate such employment for an applicable Good Reason, subject to the process described in the Good Reason definition in Section 7.

(f)                                   By the Employee Without Good Reason.  The Employee may terminate such employment for any reason other than Good Reason upon thirty (30) days advance notice to the Corporation.

(g)                                  Notice of Termination.  Any termination of the Employee’s employment by the Corporation or by the Employee (other than termination based on the Employee’s death) shall be communicated by a written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated.  For purposes of this Agreement, no purported termination shall be effective without the delivery of such Notice of Termination.

(h)                                 Date of Termination.  The date upon which the Employee’s termination of employment with the Corporation occurs is the “Date of Termination.”  For purposes of Sections 6(b) and 6(c) of this Agreement only, with respect to the timing of any payments thereunder, the Date of Termination shall mean the date on which a “separation from service” has occurred for purposes of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treas. Reg. Section 1.409A-1(h).

6.                                      PAYMENTS UPON TERMINATION.

(a)                                 Death or Disability.  If the Employee’s employment is terminated by reason of the Employee’s death or permanent disability, he (or the legal representative of the Employee’s estate in the event of the Employee’s death) shall be entitled to the following:

(i)                                     Accrued Compensation.  All compensation due the Employee under this Agreement and under each plan or program of the Corporation in which he may be participating at the time shall cease to accrue as of the date of such termination, except (A) as specifically provided in this Agreement or (B) in the case of any such plan or program, if and to the extent otherwise provided in the terms of such plan or program or by applicable law.  All such compensation accrued as of the date of such termination but not previously paid shall be paid to the Employee at the time such payment otherwise would be due.

(ii)                                  Accrued Obligations.  In addition, the Employee shall be entitled to payment of all accrued vacation pay.

(b)                                 Termination Without Cause or for Good Reason Prior to a Change in Control or More Than Twenty-Four Months After a Change in Control. If, prior to a Change in Control or more than twenty-four (24) months after a Change in Control, the Employee’s employment pursuant to this Agreement is terminated by the Corporation without Cause or the Employee terminates the Employee’s employment for Good Reason, then the Employee shall be entitled to and shall receive the following:

(i)                                     Accrued Compensation.  All compensation due the Employee under this Agreement and under each plan or program of the Corporation in which he may be participating at the time shall cease to accrue as of the date of such termination, except (A) as specifically provided in this Agreement or (B) in the case of any such plan or program, if and to the extent otherwise provided in the terms of such plan or program or by applicable law.  All such compensation accrued as of the date of such termination but not previously paid shall be paid to the Employee at the time such payment otherwise would be due.

(ii)                                  Accrued Obligations.  In addition, the Employee shall be entitled to payment of all accrued vacation pay.

(iii)                               Severance Payment.  Subject to the Employee signing and not revoking a release of claims in a form prescribed by the Corporation and the Employee remaining in strict compliance with the terms of this Agreement and any other written agreements between the Corporation and the Employee, the Employee shall be entitled to receive the following amount as severance pay, subject to such amount being reduced as provided below (referred to in this Section 6(b)(iii) as the “Severance Payment”): (A) an amount equal to the pro rata Bonus for the fiscal year in which the Date of Termination occurs, determined by pro rating the Bonus the Employee would have received had the Employee remained employed through the payment date of any such Bonus (the proration shall be a fraction whose numerator is the number of days the Employee was employed by the Corporation that fiscal year through and including the Date of Termination and the denominator is 365), payable at the same time as bonuses are paid to other then-current officers of the Corporation under the then-applicable Short Term Plan for the fiscal year in which the Date of Termination occurs, plus (B) an amount equal to one times the Employee’s Base Salary as of the Date of Termination, payable in substantially equal installments in accordance with the Corporation’s normal payroll policies commencing on the Date of Termination and continuing for twelve (12) consecutive months; provided, however, that any installments that otherwise would be paid during the first sixty (60)

days after the Date of Termination will be delayed and included in the first installment paid to the Employee on the first payroll date that is more than sixty (60) days after the Date of Termination, and provided further that if the Employee is considered a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) as of the Date of Termination, then no payments of deferred compensation payable due to Employee’s separation from service for purposes of section 409A of the Code shall be made under this Agreement until the Corporation’s first regular payroll date that is after the first day of the seventh (7th) month following the Date of Termination and included with the installment payable on such payroll date, if any, without adjustment for interest or earnings during the period of delay.  Furthermore, any Severance Payment owed to the Employee under subsections (A) or (B) above will be reduced by the amount of any compensation earned by the Employee for any consulting or employment services provided on a substantially full-time basis during the 12-month period immediately following the Date of Termination, to the extent such compensation is payable by an entity unrelated to the Corporation.

(iv)                              Benefits Continuation.  Subject to the Employee signing and not revoking a release of claims in a form prescribed by the Corporation and the Employee remaining in strict compliance with the terms of this Agreement and any other written agreements between the Corporation and the Employee, the Corporation will pay the employer portion of the Employee’s COBRA premiums for health and dental insurance coverage under the Corporation’s group health and dental insurance plans for the same period of time the Employee remains eligible to receive the Severance Payment installments under Section 6(b)(iii) (up to a maximum of twelve (12) months), provided the Employee timely elects COBRA coverage.  Notwithstanding the foregoing, the Corporation will discontinue COBRA premium payments if, and at such time as, the Employee (A) is eligible to be covered under the health and/or dental insurance policy of a new employer, (B) ceases to participate, for whatever reason, in the Corporation’s group insurance plans, or (C) ceases to be eligible to receive the Severance Payment installments under Section 6(b)(iii).

(c)                                  Termination Without Cause or for Good Reason Within Twenty-Four Months After a Change in Control. If a Change in Control occurs during the Employment Period and within twenty-four (24) months after the Change in Control the Employee’s employment pursuant to this Agreement is terminated by the Corporation without Cause,  or the Employee terminates the Employee’s employment for Good Reason, then the Employee shall be entitled to and shall receive the following:

(i)                                     Accrued Compensation.  All compensation due the Employee under this Agreement and under each plan or program of the Corporation in which he may be participating at the time shall cease to accrue as of the date of such termination, except (A) as specifically provided in this Agreement or (B) in the case of any such plan or program, if and to the extent otherwise provided in the terms of such plan or program or by applicable law.  All such compensation accrued as of the date of such termination but not previously paid shall be paid to the Employee at the time such payment otherwise would be due.

(ii)                                  Accrued Obligations.  In addition, the Employee shall be entitled to payment of all accrued vacation pay.

(iii)                               Severance Payment.  Subject to the Employee signing and not revoking a release of claims in a form prescribed by the Corporation and the Employee remaining in strict compliance with the terms of this Agreement and any other written agreements between the Corporation and the Employee, the Employee shall be entitled to receive the following amount as severance pay, subject to such amount being reduced as provided below (referred to in this Section 6(c)(iii) as the “Severance Payment”): (A) an amount equal to two times the Employee’s target Bonus for the fiscal year in which the Date of Termination occurs, plus (B) an amount equal to two times the Employee’s Base Salary as of the Date of Termination.  The Severance Payment described in subsections (A) and (B) above shall be added together and will be paid in substantially equal installments in accordance with the Corporation’s normal payroll policies commencing on the Date of Termination and continuing for twenty-four (24) consecutive months; provided, however, that any installments that otherwise would be paid during the first sixty (60) days after the Date of Termination will be delayed and included in the first installment paid to the Employee on the first payroll date that is more than sixty (60) days after the Date of Termination, and provided further that if the Employee is considered a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) as of the Date of Termination, then no payments of deferred compensation payable due to Employee’s separation from service for purposes of section 409A of the Code shall be made under this Agreement until the Corporation’s first regular payroll date that is after the first day of the seventh (7th) month following the Date of Termination and included with the installment payable on such payroll date, if any, without adjustment for interest or earnings during the period of delay.  Furthermore, any Severance Payment owed to the Employee under subsections (A) or (B) above will be reduced by the amount of any compensation earned by the Employee for any consulting or employment services provided on a substantially full-time basis during the 24-month period immediately following the Date of Termination, to the extent such compensation is payable by an entity unrelated to the Corporation.

(iv)                              Benefits Continuation.  Subject to the Employee signing and not revoking a release of claims in a form prescribed by the Corporation and the Employee remaining in strict compliance with the terms of this Agreement and any other written agreements between the Corporation and the Employee, the Corporation will pay the employer portion of the Employee’s COBRA premiums for health and dental insurance coverage under the Corporation’s group health and dental insurance plans for the same period of time the Employee remains eligible to receive the Severance Payment installments under Section 6(c)(iii) (up to a maximum of eighteen (18) months), provided the Employee timely elects COBRA coverage.  Notwithstanding the foregoing, the Corporation will discontinue COBRA premium payments if, and at such time as, the Employee (A) is eligible to be covered under the health and/or dental insurance policy of a new employer, (B) ceases to participate, for whatever reason, in the Corporation’s group insurance plans, or (C) ceases to be eligible to receive the Severance Payment installments under Section 6(c)(iii).

(d)                                 Termination for Cause or Without Good Reason.  If the Employee’s employment pursuant to this Agreement is terminated pursuant to subsection (c) of Section 5 hereof, or the Employee terminates this Agreement without Good Reason, then the Employee shall be entitled to and shall receive:

(i)                                     Accrued Compensation.  All compensation due the Employee under this Agreement and under each plan or program of the Corporation in which he may be participating at the time shall cease to accrue as of the date of such termination, except (A) as specifically provided in this Agreement or (B) in the case of any such plan or program, if and to the extent otherwise provided in the terms of such plan or program or by applicable law.  All such compensation accrued as of the date of such termination but not previously paid shall be paid to the Employee at the time such payment otherwise would be due.

(ii)                                  Accrued Obligations.  In addition, the Employee shall be entitled to payment of all accrued vacation pay.

(e)                                  Limitation on Change in Control Payments.  This Section 6(e) applies only in the event the Corporation determines that this Agreement is subject to the limitations of Code Section 280G, or any successor provision, and the regulations issued thereunder.  The intent of this Section 6(e) is to reduce any Change in Control Benefits, as defined below, that would otherwise be characterized as a “parachute payment” as defined in Code Section 280G and be subject to an additional excise tax under Code Section 4999 by the minimum amount necessary to avoid characterization as a parachute payment and avoid the imposition of the excise tax, but only if doing so would provide a more favorable net after-tax result to the Employee than if the Change in Control Benefits were not reduced and the Employee were subject to the excise tax.

(i)                                     In the event the Change in Control Benefits payable to the Employee would collectively constitute a “parachute payment” as defined in Code Section 280G, and if the “net after-tax amount” of such parachute payment to the Employee is less than what the net after-tax amount to the Employee would be if the Change in Control Benefits otherwise constituting the parachute payment were limited to the maximum “parachute value” of Change in Control Benefits that the Employee could receive without giving rise to any liability for any excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Change in Control Benefits otherwise constituting the parachute payment shall be reduced so that the parachute value of all Change in Control Benefits, in the aggregate, will equal the maximum parachute value of all Change in Control Benefits that the Employee can receive without any Change in Control Benefits being subject to the Excise Tax.  Should such a reduction in Change in Control Benefits be required, the Employee shall be entitled, subject to the following sentence, to designate those Change in Control Benefits under this Agreement or the other arrangements that will be reduced or eliminated so as to achieve the specified reduction in Change in Control Benefits to the Employee and avoid characterization of such Change in Control Benefits as a parachute payment.

The Corporation will provide the Employee with all information reasonably requested by the Employee to permit the Employee to make such designation.  To the extent that the Employee’s ability to make such a designation would cause any of the Change in Control Benefits to become subject to any additional tax under Code Section 409A, or if the Employee fails to make such a designation within ten (10) business days of receiving the requested information from the Corporation, then the Corporation shall achieve the necessary reduction in the Change in Control Benefits by reducing them in the following order: (A) reduction of cash payments payable under this Agreement; (B) reduction of other payments and benefits to be provided to the Employee; (C) cancellation or reduction of accelerated vesting of equity-based awards that are subject to performance-based vesting conditions; and (D) cancellation or reduction of accelerated vesting of equity-based awards that are subject only to service-based vesting conditions.  If the acceleration of the vesting of the Employee’s equity-based awards is to be cancelled or reduced, such acceleration of vesting shall be reduced or cancelled in the reverse order of the date of grant.

(ii)                                  For purposes of this Section 6(e), a “net after-tax amount” shall be determined by taking into account all applicable income, excise and employment taxes, whether imposed at the federal, state or local level, including the Excise Tax, and the “parachute value” of the Change in Control Benefits means the present value as of the date of the Change in Control for purposes of Code Section 280G of the portion of such Change in Control Benefits that constitutes a parachute payment under Code Section 280G(b)(2).

(iii)                               For purposes of this Section 6(e), “Change in Control Benefits” shall mean any payment, benefit or transfer of property in the nature of compensation paid to or for the benefit of the Employee under any arrangement which is considered contingent on a Change in Control for purposes of Code Section 280G, including, without limitation, any and all of the Corporation’s salary, incentive payments, restricted stock, stock option, equity-based compensation or benefit plans, programs or other arrangements, and shall include benefits payable under this Agreement.

(iv)                              For clarity, the Corporation shall have no obligation to provide any “tax gross-up” payment related to the Excise Tax in the event the Change in Control Benefits that would otherwise be characterized as a parachute payment are not reduced as set forth in Section 6(e)(i) above and the Employee is subject to the Excise Tax.

7.                                      DEFINITIONS.  Certain terms are defined where they first appear in this Agreement and are underlined for ease of reference.  In addition, the following definitions shall apply for purposes of this Agreement.

“Cause” shall mean (a) acts during the Employment Period (i) resulting in a felony conviction under any Federal or state statute,  or (ii) willful non-performance by the Employee of the Employee’s material employment duties required by this Agreement (other than by reason of the Employee’s physical or mental incapacity) after reasonable notice to the Employee and reasonable opportunity (not less than thirty (30) days) to cease such non-performance, or (b) the Employee willfully engaging in fraud or gross misconduct which is detrimental to the financial interests of the

Corporation.

“Change in Control” shall have the same meaning ascribed to that term in the Long-Term Plan (currently, Section 2.7(2) of the Long-Term Plan).

“Good Reason” shall mean the occurrence during the Employment Period, without the express written consent of the Employee, of any of the following:

(a)                                 any adverse alteration in the nature of the Employee’s reporting responsibilities, titles, or offices, or any removal of the Employee from, or any failure to reelect the Employee to, any such positions, except in connection with a termination of the employment of the Employee for Cause, permanent disability, or as a result of the Employee’s death or a termination of employment by the Employee other than for Good Reason;

(b)                                 a material reduction by the Corporation in the Employee’s Base Salary then in effect (other than any such reduction that is part of an across-the-board reduction of base salaries for all officers provided the percentage reduction in the Employee’s Base Salary is commensurate with the percentage reduction in the base salaries for all other officers);

(c)                                  failure by the Corporation to continue in effect (without substitution of a substantially equivalent plan or a plan of substantially equivalent value) any compensation plan, bonus or incentive plan, stock purchase plan, stock option plan, life insurance plan, health plan, disability plan or other benefit plan or arrangement in which the Employee is then participating;

(d)                               any material breach by the Corporation of any provisions of this Agreement;

(e)                                  the requirement by the Corporation that the Employee’s principal place of employment be relocated more than thirty (30) miles from the Corporation’s address for notice in Section 11(i); or

(f)                                   the Corporation’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform Corporation’s obligations under this Agreement;

provided that the Employee notifies the Corporation of such condition set forth in clause (a), (b), (c), (d), (e) or (f) within ninety (90) days of its initial existence and the Corporation fails to remedy such condition within thirty (30) days of receiving such notice.

8.                                      CONFIDENTIAL INFORMATION.  The Employee shall not at any time during the Employment Period or thereafter disclose to others or use any trade secrets or any other confidential information belonging to the Corporation or any of its subsidiaries, including, without limitation, plans, programs and non-public information relating to customers of the Corporation or its subsidiaries, except as may be required to perform the Employee’s duties hereunder.  The provisions of this Section 8 shall survive the termination of the Employee’s employment and consulting with the Corporation, provided that after the termination of the Employee’s employment with the Corporation, the restrictions contained in this Section 8 shall not apply to any such trade secret or confidential information which becomes generally known in the trade.

9.                                      NON-COMPETITION.

(a)                                 Non-competition.  For a period of twenty-four (24) months immediately following the Employee’s termination of employment hereunder (the “Non-Competition Period”), the Employee shall not enter into endeavors that are competitive with the business or operations of the Corporation in the beauty industry, and shall not own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, director, partner, member, stockholder (except for passive investments of not more than a one percent (1%) interest in the securities of a publicly held corporation regularly traded on a national securities exchange or in an over-the-counter securities market), consultant, independent contractor, or otherwise, any individual, partnership, firm, corporation or other business organization or entity that engages in a business which competes with the Corporation.

(b)                                 Non-solicitation.  During the Non-Competition Period, the Employee shall not (i) hire or attempt to hire any employee of the Corporation, assist in such hiring by any person or encourage any employee to terminate the Employee’s relationship with the Corporation; or (ii) solicit, induce, or influence any proprietor, franchisee, partner, stockholder, lender, director, officer, employee, joint venturer, investor, consultant, agent, lessor, supplier, customer or any other person or entity which has a business relationship with the Corporation or its affiliates at any time during the Non-Competition Period, to discontinue or reduce or modify the extent of such relationship with the Corporation or any of its subsidiaries.

10.                               ACKNOWLEDGMENT; REMEDIES; LITIGATION EXPENSES.

(a)                                 Acknowledgment.  The Employee has carefully read and considered the provisions of Sections 8 and 9 hereof and agrees that the restrictions set forth in such sections are fair and reasonable and are reasonably required for the protection of the interests of the Corporation, its officers, directors, shareholders, and other employees, for the protection of the business of the Corporation, and to ensure that the Employee devotes the Employee’s entire professional time, energy, and skills to the business of the Corporation.  The Employee acknowledges that he is qualified to engage in businesses other than that described in Section 9. It is the belief of the parties, therefore, that the best protection that can be given to the Corporation that does not in any way infringe upon the rights of the Employee to engage in any unrelated businesses is to provide for the restrictions described in Section 9. In view of the substantial harm which would result from a breach by the Employee of Sections 8 or 9, the parties agree that the restrictions contained therein shall be enforced to the maximum extent permitted by law as more particularly set forth in Section 10(b) below. In the event that any of said restrictions shall be held unenforceable by any court of competent jurisdiction, the parties hereto agree that it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of any limitation deemed unenforceable and that as so modified, the covenant shall be as fully enforceable as if it had been set forth herein by the parties.

(b)                                 Remedies.  If the Employee violates any of the restrictive covenants set forth in Sections 8 or 9 above, and such violation continues after the Employee is notified in writing by the Corporation that he is in violation of the restrictive covenant, then (i) the

Corporation shall have no further obligation to pay any portion of any Severance Payment and all such future payments shall be forfeited, and (ii) the Employee shall immediately return to the Corporation any Severance Payment previously paid to the Employee.  The Employee acknowledges that any breach or threatened breach of Sections 8 or 9 would damage the Corporation irreparably and, consequently, the Corporation, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunction, without having to post any bond or other security.

(c)                                  Attorneys Fees.  The Corporation shall be entitled to receive from the Employee reimbursement for reasonable attorneys’ fees and expenses incurred by the Corporation in successfully enforcing these provisions to final judgment and the Employee shall be entitled to receive from the Corporation reasonable attorney’s fees and expenses incurred by the Employee in the event the Corporation is found to be not entitled to enforcement of these provisions.

11.                               MISCELLANEOUS.

(a)                                 Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Corporation, including any party with which the Corporation may merge or consolidate or to which it may transfer substantially all of its assets.  As used in this Agreement, the term “successor” shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the capital stock or assets of the Corporation.

(b)                                 Non-assignability and Non-transferability.  The rights and obligations of the Employee under this Agreement are expressly declared and agreed to be personal, nonassignable and nontransferable during the Employee’s life.

(c)                                  Limitation of Waiver.  The waiver by either party hereto of its rights with respect to a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any rights with respect to any subsequent breach.

(d)                                 Complete Agreement; Prior Agreement.  This Agreement (and Appendix A)  is the entire agreement of the parties with respect to the subject matter hereof, and supersedes and replaces any and all prior agreements among the Corporation and the Employee with respect to the matters covered herein, including without limitation the Prior Agreement.  The Employee acknowledges and agrees that the Employee has no right or claim to any other compensation or benefits under any such prior agreements, including the Prior Agreement.

(e)                                  Amendments.  No modification, amendment, addition, alteration or waiver of any of the terms, covenants or conditions hereof shall be effective unless made in writing and duly executed by the Corporation and the Employee.

(f)                                   Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together will constitute but one and the same agreement.

(g)                                  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to the conflicts of law principles thereof.

(h)                                 Severability.  If any provision of this Agreement is determined to be invalid or unenforceable under any applicable statute or rule of law, it is to that extent to be deemed omitted and it shall not affect the validity or enforceability of any other provision.

(i)                                     Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, and shall be deemed given when sent by registered or certified mail, postage prepaid, addressed as follows:

If to the Employee:

If to the Corporation:	Regis Corporation
7201 Metro Boulevard
Edina, Minnesota 55439
Attn: General Counsel

or mailed to such other person and/or address as the party to be notified may hereafter have designated by notice given to the other party in a similar manner.

(j)                                    Tax Withholding.  The Corporation may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as the Corporation shall determine are required or authorized to be withheld pursuant to any applicable law or regulation.

(k)                                 Section 409A.  This Agreement is intended to provide for payments that satisfy, or are exempt from, the requirements of Sections 409A(a)((2), (3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.  Except for any tax amounts withheld by the Corporation from the payments or other consideration hereunder and any employment taxes required to be paid by the Corporation, the Employee shall be responsible for payment of any and all taxes owed in connection with the consideration provided for in this Agreement.

(l)                                     Mandatory Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration in the manner set forth in this Section 11(l).  Either party may submit any claim arising under or in connection with this Agreement for binding arbitration before an arbitrator in Hennepin County, Minnesota, in accordance with the commercial arbitration rules of the American Arbitration Association, as then in effect, or pursuant to such other form of alternative dispute resolution as the parties may agree (collectively, the “arbitration”).  The arbitrator’s sole authority shall be to interpret and apply the provisions of this Agreement; the arbitrator shall not change, add to, or subtract from, any of its provisions.  The arbitrator shall have the power to compel attendance of witnesses at the hearing.  Any court having competent jurisdiction may enter a judgment based upon such arbitration.  The arbitrator shall be appointed by mutual agreement of the Corporation and the claimant pursuant to the applicable commercial arbitration rules.  The arbitrator shall be a professional person with a national reputation for expertise in employee benefit matters and who is unrelated to the claimant and any employees of the Corporation.  All decisions of the arbitrator shall be final and binding on the claimant and the Corporation.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth above.

REGIS CORPORATION

By:	/s/ Daniel J. Hanrahan

Its:	Chief Executive Officer

[***NAME***]

APPENDIX A

DEFERRED COMPENSATION AGREEMENT

In addition to any amounts payable under the Agreement, Employee also is eligible for the payment of certain deferred compensation amounts, subject to the terms of this Appendix A.

1.                                      Definitions.  The following definitions shall apply for purposes of this Appendix A (other definitions are included in the text of the main Agreement):

“Aggregate Benefit” shall be an amount equal to the Employee’s Monthly Benefit multiplied by 240.

“Discounted Vested Monthly Benefit” shall be an amount determined by discounting Employee’s Vested Monthly Benefit to present value based on the number of months between (a) the Employee’s age at the time of her separation from service or, if Employee elects to defer payment or commencement pursuant to subparagraph 3(d) of this Agreement, the date of payment or commencement, and (b) the date of Employee’s 65th birthday.  Payments shall be discounted to present value at a rate of interest equal to 2.76%, which is the yield to maturity of 30-year U.S. Treasury Notes as of June 30, 2012.

“Monthly Benefit” shall be the greater of (i) forty percent (40%) of Employee’s average monthly base salary for the sixty (60) month period from July 1, 2007 through June 30, 2012, or (ii) Five Thousand Dollars ($5,000.00).

“Vested Monthly Benefit” shall be a percentage of Employee’s Monthly Benefit determined on the basis of the number of Employee’s years of service beginning                      and ending on June 30, 2012 (the “Vesting Period”), based on the following schedule:

Years of Service	Percentage

Less than 7 years	0%
7 years	5%
8 years	10%
9 years	15%
10 years	20%
11 years	25%
12 years	30%
13 years	35%
14 years	40%
15 years	50%
16 years	60%
17 years	70%
18 years	80%
19 years	90%
20 or more years	100%

A year of service for purposes of vesting shall be a consecutive 12-month period. A partial year of service will be given for any period of service that is less than a consecutive 12-month period, based on a fraction whose numerator is the number of days Employee was employed by the Corporation during that 12-month period and the denominator is 365.  If Employee has a partial year of service, determined as stated above, Employee’s Vested Monthly Benefit will also be pro-rated, to give Employee the benefit of the additional partial year of service.  (By means of example only, if Employee had 16.25 years of service on June 30, 2012, Employee’s vesting percentage would be 62.5%.)

Vesting credit shall not be given for any period of employment after June 30, 2012.

Notwithstanding the foregoing, if the Corporation terminates the Employee’s employment for any reason other than Cause or the Employee terminates the Employee’s employment for Good Reason, the Employee’s Vested Monthly Benefit as of the termination shall be deemed to be one hundred percent (100%).

2.                                      Employment/Term.  Notwithstanding the termination of employment of Employee, this Appendix shall remain in full force and effect during such time as Employee is or may be entitled to any Monthly Benefit under this Appendix.

3.                                      Deferred Compensation.  The Corporation shall pay to Employee, if living, or, in the event of Employee’s death, to Employee’s surviving spouse, or to such other person or persons as Employee shall have designated in writing (or in the absence of either, to Employee’s estate) (the “Beneficiary”), the following sums upon the terms and conditions and for the periods hereinafter set forth:

(a)                                 Payments upon Retirement.  On the last day of the month next following the month in which Employee has a separation from service with the Corporation at or after age 65, or upon the last day of the month next following the month in which Employee reaches age 65 if Employee is then disabled within the meaning of subparagraph 3(c), the Corporation shall pay to Employee a lump sum cash payment of an amount equal to the present value of Employee’s Vested Monthly Benefit.  For the purpose of determining the present value, the following assumptions shall apply:

(1)                                 Interest: Payments shall be discounted to present value at a rate of interest equal to 2.76%, which is the yield to maturity of 30-year U.S. Treasury Notes as of June 30, 2012.

(2)                                 Payment Duration:  It shall be assumed that payments of the Vested Monthly Benefit will be made for two hundred and forty (240) months.

Notwithstanding the foregoing in this subparagraph 3(a), Employee shall be entitled, by written election to the Corporation’s Board of Directors, to receive, in connection with a separation from service at or after age 65, to have Employee’s Vested Monthly Benefit paid in monthly payments rather than the lump-sum described above, provided (x) Employee makes such written election more than 12 months before Employee attains age 65, (y) such election is not effective for 12 months, and (z) the first installment of the Vested Monthly Benefit is paid five years after the month next following the month of such separation from service (or if earlier, upon death or disability pursuant to subparagraphs 3(b) and 3(c), respectively). Pursuant to (and subject to the requirements of) transitional relief provided with respect to initial and subsequent deferral elections under Code Section 409A (including without limitation, IRS Notice 2005-1, Notice 2006-79, the Preamble to the final Section 409A treasury regulations, and Notice 2007-86), any election made on or before December 31, 2008 shall not be subject to the foregoing timing requirements.

If this election is made, the Vested Monthly Benefit will be paid for two hundred and forty (240) months.  If Employee dies before receiving all two hundred and forty (240) monthly payments specified herein, the Corporation shall pay to Employee’s Beneficiary the remaining unpaid monthly payments as they become due as provided above.

(b)                                 Payments upon Death before Separation.  If Employee dies while employed by the Corporation, during the first six (6) months of disability, or while disability payments are being paid under subparagraph (c), the Corporation shall pay to Employee’s Beneficiary a lump sum cash payment of an amount equal to the present value of Employee’s Monthly Benefit (based on the assumptions listed in subparagraph (a) above); provided, however, that if Employee elected to receive monthly payments rather than a lump sum (as provided under subparagraph (d)), the Corporation shall pay to Employee’s Beneficiary Employee’s full Monthly Benefit for two hundred and forty (240) months. The lump sum payment or the first monthly payment as applicable will be paid within thirty (30) days after Employee’s death.

(c)                                  Payments during Disability.  In addition to the payments provided in subparagraphs (a) and (b), should Employee become disabled while employed by the Corporation, and such disability continues for a period of six (6) months, the Corporation shall pay to Employee the Monthly Benefit during each month that Employee remains disabled until Employee attains age 65 or until Employee’s death prior to attaining such age, at which time the payments provided in subparagraph (a) or (b), as applicable, shall begin.  The first payment under this subparagraph (c) shall be made during the seventh month of such disability, and each succeeding payment shall be made on the same date of each succeeding month thereafter.  Payments shall be made under this subparagraph (c) only if Employee is disabled within the meaning of the disability clause of an applicable policy’s waiver of premium provision and within the meaning of “disability” as set forth in Treas. Reg. Section 1.409A-3(i)(4).

(d)                                 Early Separation.  In the event Employee has a separation from service with the Corporation before reaching age 65 (unless the Employee is terminated by the Corporation for Cause, or if the separation is by reason of disability pursuant to subparagraph 3(c), or by reason of death), then on the last day of the month next following the month of Employee’s separation from service, the Corporation shall pay to Employee a lump sum cash payment of an amount equal to the present value of Employee’s Discounted Vested Monthly Benefit.  For the purpose of determining the present value, the following assumptions shall apply:

(1)                                 Interest: Payments shall be discounted to present value at a rate of interest equal to 2.76%, which is the yield to maturity of 30-year U.S. Treasury Notes as of June 30, 2012.

(2)                                 Payment Duration:  It shall be assumed that payments of the Discounted Vested Monthly Benefit will be made for two hundred and forty (240) months.

Notwithstanding the foregoing in this subparagraph 3(d), Employee shall be entitled, by written election to the Corporation’s Board of Directors, to receive, in connection with Employee’s separation from service prior to age 65, to (i) be paid the lump sum cash payment on the basis of Employee’s Vested Monthly Benefit rather than the Discounted Vested Monthly Benefit (or based on Employee’s Discounted Vested Monthly Benefit but commencing at a later date if the payment date is prior to age 65), and/or (ii) to be paid in monthly payments rather than the lump-sum described above, provided (x) Employee makes such written election more than 12 months before Employee’s separation from service, (y) such election is not effective for 12 months following the date the election is made, and (z) the first installment of the Monthly Benefit (or the lump sum payment as applicable) is paid no earlier than five years after the month next following the month of Employee’s separation from service (or if earlier, upon death or disability pursuant to subparagraphs 3(b) and 3(c), respectively).  Pursuant to (and subject to the requirements of) transitional relief provided with respect to initial and subsequent deferral elections under Code Section 409A (including without limitation, IRS Notice 2005-1, Notice 2006-79, the Preamble to the final Section 409A treasury regulations, and Notice 2007-86), any election made on or before December 31, 2008 shall not be subject to the foregoing timing requirements.

If monthly payments are elected, the Vested Monthly Benefit (or the Discounted Vested Monthly Benefit (if payment commences prior to age 65)) will be paid for two hundred and forty (240) months.  If Employee dies before receiving all two hundred and forty (240) monthly payments specified herein, the Corporation shall pay to Employee’s Beneficiary the remaining unpaid monthly payments as they become due as provided above.  If Employee dies after Employee’s separation from service but prior to the date on which Employee elected to receive payment, the Corporation shall pay to Employee’s Beneficiary the Discounted Vested Monthly Benefit or the Vested Monthly Benefit that Employee had otherwise elected to receive for two hundred and forty (240) months.  The first such payment shall begin within thirty (30) days after Employee’s death.

(e)                                  Termination for Cause.  If Employee’s employment with the Corporation is terminated at any time for Cause, the Corporation shall have no obligation to make any payments to Employee or Employee’s Beneficiary under this Agreement and all future payments shall be forfeited.

The Corporation is the owner and beneficiary of certain insurance policies on Employee’s life and insuring against Employee’s disability.  No payments shall be required under subparagraphs (a), (b), (c) or (d) of this paragraph, if because of any act by Employee, either (i) the applicable policy is canceled by the insurance company issuing such policy or (ii) the insurance company refuses to pay the proceeds of said policy.  The provisions of the preceding sentence shall be inapplicable and of no further force or effect upon and after a Change in Control.

Notwithstanding the foregoing provisions of this paragraph 3 or of the following paragraph 4, to the extent required in order to be made without triggering any tax or penalty under Section 409A of the Code if Employee is a “specified employee” for purposes of Section 409A of the Code, amounts that would otherwise be payable under this paragraph 6 during the six-month period immediately following the Employee’s separation from service shall instead be paid on the first business day after the date that is six months following Employee’s separation from service, or, if earlier, the date of Employee’s death.

4.                                      Restrictive Covenant.  If Employee violates Section 8 or 9 of the Agreement, and such violation continues after the Employee is notified in writing by the Corporation that Employee is in violation of the restrictive covenant, then (i) the Corporation shall have no further obligation to pay any installments of the Monthly Benefit and all such future payments shall be forfeited, and (ii) the Employee shall immediately return to the Corporation all of the Monthly Benefits previously paid to the Employee.  The Employee acknowledges that any breach or threatened breach of Section 8 or 9 of the Agreement would damage the Corporation irreparably and, consequently, the Corporation, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunction, without having to post any bond or other security.

5.                                      Trust Agreement.  The Corporation has established a Trust Agreement under the Regis Corporation Deferred Compensation Agreement and said Trust Agreement is hereby incorporated by reference into this Agreement and made a part hereof.

6.                                      Prohibition against Assignment.  Employee agrees, on behalf of Employee and Employee’s personal representatives, and any other person claiming any benefits under the Employee or Employee’s by virtue of this Agreement, that this Agreement and the rights, interests and benefits hereunder shall not be assigned, transferred or pledged in any way by Employee or any person claiming under the Employee by virtue of this Agreement, and shall not be subject to execution, attachment, garnishment or similar process.